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                     August 25, 2022

       Mark Suchinski
       Chief Financial Officer
       Spirit AeroSystems Holdings, Inc.
       3801 South Oliver
       Wichita, Kansas 67210

                                                        Re: Spirit AeroSystems
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-33160

       Dear Mr. Suchinski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing